Exhibit 10.1

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”), dated as of June 4, 2023, is made by and among Phoenix Biotech Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), as a shareholder of Phoenix Biotech Acquisition Corp., a Delaware corporation (“SPAC”), solely for purposes of Section 6 of this Agreement, the other Persons party hereto as “Other SPAC Insiders” set forth on the signature pages hereto (the “Other SPAC Insiders,” and together with the Sponsor, collectively, the “SPAC Insiders”), SPAC, and CERo Therapeutics, Inc., a Delaware corporation (the “Company”). The Sponsor, SPAC and the Company shall be referred to herein from time to time collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, SPAC, the Company and PBCE Merger Sub, Inc., a Delaware corporation (“Merger Sub”), propose to enter into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”);

WHEREAS, as of the date of this Agreement, the Sponsor owns 4,596,250 shares of Class B Common Stock (the “Founder Shares”), (b) 699,996 shares of Class A Common Stock and (c) private placement warrants exercisable for an aggregate of 349,998 shares of Class A Common Stock at $11.50 per share ((a)-(c), collectively, the “Sponsor Equity Securities”);

WHEREAS, Sponsor is the sole legal and beneficial owner of and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the Sponsor Equity Securities (in addition to any other equity securities of SPAC acquired by the Sponsor after the date hereof and prior to the Closing, including, without limitation, in the event of any equity dividend or distribution, or any change in the equity interests of Sponsor, and any equity securities issued or deemed issued to Sponsor in connection with the conversion or exchange of any other equity securities, or received by Sponsor pursuant to any reclassification, stock split, combination, stock dividend, subdivision, recapitalization or the like (collectively, the “Subject SPAC Equity Securities”);

WHEREAS, Sponsor will agree to waive any adjustment to the conversion ratio or other anti-dilution protections set forth in the SPAC Certificate of Incorporation, with respect to the Subject SPAC Equity Securities (as defined in the SPAC Certificate of Incorporation) in connection with the Merger; and

WHEREAS, the Business Combination Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Business Combination Agreement by the parties thereto, pursuant to which, among other things, the Sponsor will vote in favor of approval of the Business Combination Agreement and the transactions contemplated thereby (including the Merger);

WHEREAS, in consideration for the payments and other benefits to be received by Sponsor under and subject to the terms of the Business Combination Agreement and as a material inducement to SPAC’s, Merger Sub’s, and the Company’s entry into the Business Combination Agreement and consummation of the transactions contemplated thereby, Sponsor agrees to enter into this Agreement and to be bound by the obligations set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Agreement to Vote.

(a) Sponsor hereby irrevocably and unconditionally agrees that, from and after the date hereof and until the earlier of (i) the Closing or (ii) the valid termination of this Agreement pursuant to Section 7 (the “Effective Period”), the Sponsor hereby agrees that at any meeting of the stockholders of SPAC (whether annual or extraordinary and whether or not adjourned or postponed or any other meeting of SPAC), however called, on any written resolution, and in any action by written consent or resolution, in each case of the shareholders of SPAC (collectively, “such meeting or written consent”), Sponsor shall, solely in its capacity as a shareholder of SPAC do the following:

i.

when such meeting is held, appear at such meeting (in person or by proxy) or otherwise cause the Subject SPAC Equity Securities to be counted as present thereat for the purpose of establishing a quorum;

ii.

vote the Subject SPAC Equity Securities (or execute and return an action by written consent), or cause the Subject SPAC Equity Securities to be voted (or validly execute and return and cause such consent to be granted with respect to), at such meeting or written consent (including the SPAC Stockholders Meeting), in favor of the Required Transaction Proposals and the transactions contemplated by the Business Combination Agreement (collectively, the “Transactions”), including with respect to any matter in furtherance of the Transactions or by any of the Ancillary Documents for which a vote or approval of the SPAC shareholders is required (the “Transaction Approvals”);

iii.

vote against any action, proposal, transaction or agreement that would result in a breach in any respect of any representation, warranty, covenant, obligation or agreement of SPAC or Merger Sub contained in the Business Combination Agreement, that conflicts or materially impedes or interferes with any Required Transaction Proposals, including any SPAC Acquisition Proposal, or that would adversely affect or delay the consummation of the transactions contemplated by the Business Combination Agreement;

iv.

validly execute and deliver to SPAC, on (or effective as of) the fifth (5th) Business Day following the date that the Proxy Statement/Prospectus is disseminated by SPAC to SPAC’s stockholders (following the date that the Registration Statement/Proxy Statement becomes effective), a properly completed voting proxy in the form distributed by or on behalf of SPAC in favor of the Required Transaction Proposals and any other proposals set forth in the Registration Statement/Proxy Statement; and

v.

except as set forth in the Proxy Statement/Registration Statement, vote against the following actions or proposals: (A) any proposal in opposition to approval of the Business Combination Agreement or in competition with or materially inconsistent with the Business Combination Agreement; (B) any SPAC Acquisition Proposal and (C) (x) any amendment of the Amended Certificate of Incorporation or bylaws of SPAC or (y) any other action or proposal involving SPAC any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Transactions in any material respect or would reasonably be expected to result in any of SPAC’s closing conditions or obligations under the Business Combination Agreement not being satisfied.

(b) During the Effective Period, Sponsor shall not take, nor shall it permit any of its Affiliates or any of its or their respective representatives to take, whether directly or indirectly, any action to (i) solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, its shareholders and/or any of their Affiliates or representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any SPAC Acquisition Proposal or (ii) approve, endorse or recommend, or make any public statement approving, endorsing or recommending, any SPAC Acquisition Proposal, in the case of each of clauses (i) and (ii), other than a SPAC Acquisition Proposal with the Company, its shareholders and their respective Affiliates and representatives. Sponsor shall and shall cause its Affiliates and representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a SPAC Acquisition Proposal, other than with the Company, its equityholders or their respective controlled Affiliates. If Sponsor receives any inquiry or proposal with respect to a SPAC Acquisition Proposal, then Sponsor shall promptly (and in no event later than twenty-four (24) hours after Sponsor becomes aware of such inquiry or proposal) (i) notify such person in writing that SPAC is subject to an exclusivity agreement with respect to the Merger that prohibits Sponsor from considering such inquiry or proposal and (ii) advise the Company of such inquiry or proposal.

2. Waivers.

(a) During the Effective Period, the Sponsor (for itself, and for its successors, heirs and assigns) hereby waives, subject to, and conditioned upon, the occurrence of the Closing (for himself, herself or itself and for his, her or its, successors, heirs and assigns), to the fullest extent permitted by Law and the Governing Documents of SPAC, and agrees not to assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the rate that the shares of Class B Common Stock held by the Sponsor convert into shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of SPAC in connection with the transactions contemplated by the Business Combination Agreement. For the avoidance of doubt, the foregoing waiver does not waive the Sponsor’s rights under Section 4.03 of the SPAC Certificate of Incorporation, that provide that in no event may any Class B Common Stock convert into shares of Class A Common Stock at a ratio that is less than one-for-one.

(b) The Sponsor hereby waives any and all Redemption Rights in respect to the Required Transaction Proposals and shall not elect to cause SPAC to redeem any Subject SPAC Equity Securities beneficially owned or owned of record by the Sponsor in connection with the Required Transaction Proposals.

(c) The Sponsor hereby waives any and all right, title, interest or claim of any kind in or to any distribution of the Trust Account with respect to the Subject SPAC Equity Securities.

3. Transfer of Shares.

(a) During the Effective Period, the Sponsor hereby agrees that the Sponsor shall not, directly or indirectly, (i) sell, assign, transfer (including by operation of law), place a lien on, pledge, dispose of or otherwise encumber any of his, her or its Subject SPAC Equity Securities or otherwise agree to do any of the foregoing (each, a “Transfer”), (ii) deposit any of the Sponsor’s Subject SPAC Equity Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of the Sponsor’s Subject SPAC Equity Securities that conflicts with any of the covenants or agreements set forth in this Agreement, (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer (including by operation of law) or other disposition of any of the Sponsor’s Subject SPAC Equity Securities, (iv) engage in any hedging or other transaction which is designed to, or which would (either alone or in connection with one or more events or developments (including the satisfaction or waiver of any conditions precedent)), result in a sale or disposition of the Sponsor’s Subject SPAC Equity Securities or (v) enter into any agreement, undertaking or take any action that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, Sponsor’s obligations pursuant to this Agreement, except as expressly permitted by the Business Combination Agreement.

(b) From the Closing until the earlier of (i) the Lock-Up Release Date (as defined below) or (ii) the valid termination of this Agreement pursuant to Section 7, the Sponsor hereby agrees that the Sponsor shall not, directly or indirectly, Transfer any of the Founder Shares; provided, however, that the foregoing shall not apply to any Transfer (A) to SPAC’s officers or directors, any affiliates or family member of any of SPAC’s officers or directors, any members or partners of the Sponsor or their affiliates, any affiliates of the Sponsor, or any employees of such affiliates; (B) in the case of an individual, by gift to a member of one of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an Affiliate of such person or to a charitable organization; (C) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (D) in the case of an individual, pursuant to a qualified domestic relations order; (E) by private sales or transfers made in connection with the transactions contemplated by the Business Combination Agreement; and (F) by virtue of the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor; provided, that any transferee of any Transfer of the type set forth in clauses (A) through (F) must enter into a written agreement in form and substance reasonably satisfactory to the Company agreeing to be bound by this Agreement prior to the occurrence of such Transfer. Notwithstanding the foregoing, the Sponsor shall be permitted to transfer Founder Shares to the SPAC, as successor by merger to the business of the Company, or to (i) an investor in the SPAC’s private placement of equity securities consummated contemporaneous with the Closing or (ii) a stockholder of the SPAC, in each case (i) and (ii), who enters into an agreement with the SPAC not to exercise redemption rights in connection with the Closing with respect to the shares of Class A Common Stock held by such stockholder, in each case in consideration of such investor’s purchase or non-redemption. For purposes of this Agreement, the “Lock-Up Release Date” means the earliest of (A) 180 days after the date of the Closing and (B) subsequent to the Closing, (x) if the last reported sale price of the Class A Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 consecutive trading day period commencing after the Closing, or (y) the date upon completion of a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the public stockholders of SPAC having the right to exchange their SPAC Common Stock for cash, securities or other property.

(c) In furtherance of the foregoing, SPAC hereby agrees to (i) place a revocable stop order on all Founder Shares subject to Section 3(a) and Section 3(b), including those which may be covered by a registration statement, and (ii) notify SPAC’s transfer agent in writing of such stop order and the restrictions on such Founder Shares under Section 3(a) and Section 3(b) and direct SPAC’s transfer agent not to process any attempts by the Sponsor to Transfer any Founder Shares except in compliance with Section 3(a) and Section 3(b); for the avoidance of doubt, the obligations of SPAC under this Section 3(c) shall be deemed to be satisfied by the existence of any similar stop order and restrictions currently existing on the Founder Shares.

4. Other Covenants. The Sponsor hereby agrees to be bound by and subject to (i) Sections 5.3(a) (Confidentiality and Access to Information) and 5.4(a) (Public Announcements) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement, as if the Sponsor is directly a party thereto, and (ii) Section 5.6(c) (Exclusive Dealing) of the Business Combination Agreement to the same extent as such provisions apply to SPAC as if the Sponsor is directly a party thereto.

5. Sponsor Representations and Warranties. Sponsor represents and warrants to SPAC, the Company and Merger Sub that:

(a) Sponsor is a corporation, limited liability company, partnership, trust, proprietorship or other legal entity, it has all necessary corporate, limited liability company, limited partnership or other applicable power and authority to execute and deliver this Agreement and to perform Sponsor’s obligations hereunder; (ii) the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement by Sponsor have been duly and validly authorized by all necessary action on the part of Sponsor; (iii) the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement by Sponsor will not, directly or indirectly (with or without notice or lapse of time), contravene, conflict with or result in a violation of the organizational documents of Sponsor or Sponsor’s Affiliates; and (iv) the execution and delivery of this Agreement does not, and the performance by Sponsor of Sponsor’s obligations hereunder will not, result in the creation or imposition of any Lien upon the Subject SPAC Equity Securities.

(b) Sponsor has duly and validly executed this Agreement, (ii) this Agreement is a legal, valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with the terms set forth herein (except as such enforceability (x) may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or other similar applicable Laws affecting or relating to enforcement of creditors’ rights generally and (y) is subject to general principles of equity), (iii) Sponsor is the sole legal and beneficial owner of, and has good and valid title, to, all of the Subject SPAC Equity Securities, and (iv) there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Subject SPAC Equity Securities), other than pursuant to the SPAC Certificate of Incorporation, or any restrictions on transfer arising under applicable securities Laws. Sponsor has the sole right to vote the Subject SPAC Equity Securities, and, none of the Subject SPAC Equity Securities are subject to any proxy, voting trust or other similar agreement or arrangement other than pursuant to the SPAC Certificate of Incorporation, or any restrictions on transfer arising under applicable securities Laws. The SPAC Equity Securities are the only equity securities of Sponsor owned legally or beneficially by Sponsor on the date hereof, Sponsor does not own beneficially or legally have the right to acquire, or have any other interest in, any other equity securities of SPAC or any of its Subsidiaries, or any rights to acquire, or any securities that are convertible into, any of the foregoing.

(c) Sponsor (i) has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to the Subject SPAC Equity Securities, (ii) has not entered into any voting agreement or voting trust with respect to any of the Subject SPAC Equity Securities that is inconsistent with Sponsor’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of the Subject SPAC Equity Securities that is inconsistent with Sponsor’s obligations pursuant to this Agreement and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement;

(d) There are no Proceedings pending against such Sponsor or to the knowledge of Sponsor threatened against Sponsor, before (or, in the case of threatened Proceedings, that would be before) any arbitrator or any Governmental Entity, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Agreement.

6. Termination of SPAC Class B Common Stock Lock-up Period. Each SPAC Insider and SPAC hereby agree that effective as of the consummation of the Closing (and not before), Section 3 of that certain Letter Agreement, dated as of October 5, 2021 (the “Insider Letter”), by and among SPAC and the SPAC Insiders shall be amended and restated in its entirety as follows:

“3. Reserved.”

The amendment and restatement of the Insider Letter set forth in this Section 5 shall be void and of no force and effect if the Business Combination Agreement shall be terminated for any reason in accordance with its terms.

7. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Period; and (b) the termination of the Business Combination Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 7(b) shall not affect any Liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud, (ii) Sections 2, 3(b), 6 and 11 (solely to the extent related to the foregoing Sections 2 or 6) shall each survive the termination of this Agreement pursuant to Section 7(a), and (iii) Sections 8, 9, 10 and 11 (solely to the extent related to the following Sections 8 or 10) shall survive any termination of this Agreement. For purposes of this Section 7, (x) “Willful Breach” means an intentional and willful breach, or an intentional and willful failure to perform, in each case that is the consequence of an act or omission by a Party with the knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement and (y) “Fraud” means an act or omission by a Party consisting of a false or incorrect representation or warranty expressly set forth in this Agreement with the intent that another Party rely on such representations and warranties, coupled with such other Party’s detrimental reliance on such representations and warranties under circumstances that constitute common law fraud under the Laws of the State of New York. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts based on negligence or recklessness.

8. No Recourse. Except for claims pursuant to the Business Combination Agreement or any other Ancillary Document by any party(ies) thereto against any other party(ies) thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any non-party affiliate of the Company or SPAC, as applicable (other than the SPAC Insiders named as parties hereto, on the terms and subject to the conditions set forth herein), and (b) none of the Company’s non-party affiliates or SPAC’s non-party affiliates (other than the SPAC Insiders named as parties hereto, on the terms and subject to the conditions set forth herein) shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby.

9. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) the Sponsor makes no agreement or understanding herein in any capacity other than in the Sponsor’s capacity as a record holder and beneficial owner of the Subject SPAC Equity Securities, and not in the Sponsor’s (or any of its representatives’) capacity as a director, officer or employee of any SPAC Party, and (b) subject to Section 5.8 (SPAC Stockholder Approval) of the Business Combination Agreement, nothing herein will be construed to limit or affect any action or inaction by the Sponsor or any representative of the Sponsor serving as a member of the board of directors (or other similar governing body) of any SPAC Party or as an officer, employee or fiduciary of any SPAC Party, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such SPAC Party.

10. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by facsimile (having obtained electronic delivery confirmation thereof), email (having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a) if to Parent:

Phoenix Biotech Acquisition Corp.

2201 Broadway, Suite 705

Oakland, CA 94612

Attention: Chris Ehrlich

Email:

with copies (which shall not constitute notice) to:

Goodwin Procter LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018

Attention: Stephen M. Davis; Jeffrey A. Letalien

Email:

(b) if to Company:

CERo Therapeutics, Inc.

201 Haskins Way, Suite 230

San Francisco, CA 94080

Attention: Daniel Corey

Email:

with copies (which shall not constitute notice) to:

Cooley LLP

1700 Seventh Avenue, Suite 1900

Seattle, WA 98101-1355

Attention: Alan Hambelton; Kassendra Galindo

E-mail:

(c) if to Sponsor, to the address or facsimile number set forth under such Sponsor’s signature on the signature page hereto.

11. No Third-Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever in connection with the matters governed by this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

12. Amendment. Except as otherwise specifically set forth in this Agreement, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties. Except as otherwise specifically set forth in this Agreement, any amendment, supplement or modification of or to any provision of this Agreement and any waiver of any provision of this Agreement shall be effective only if it is made or given in writing and signed by Parent and the Company.

13. Entire Agreement. This Agreement, the schedules hereto and the Business Combination Agreement contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and thereof and supersede all prior discussions, negotiations, commitments, agreements and understandings, both written and oral, relating to such subject matter.

14. No Third-Party Beneficiaries. Except as otherwise provided in this Agreement, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns, and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties and such successors and assigns, any legal or equitable rights hereunder.

15. Further Assurances. From time to time and without additional consideration, Sponsor agrees that it (i) shall not take any action that would reasonably be expected to prevent, impede, interfere with or adversely affect Sponsor’s, the Company’s and/or Parent’s ability to perform its obligations under this Agreement and/or the Business Combination Agreement, except as expressly contemplated by this Agreement or the Business Combination Agreement, and (ii) shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as Parent may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

16. Disclosure. Sponsor agrees to provide to Parent, the Company and their respective Representatives any information regarding such Sponsor or the Subject SPAC Equity Securities that is reasonably requested by Parent, the Company or their respective Representatives and required in order for the Company and Parent to comply with Sections 5.4(b) (Public Announcements) and 5.7 (Preparation of Registration Statement/Proxy Statement) of the Business Combination Agreement. Sponsor hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure required by the SEC or Nasdaq (including the Registration Statement/Proxy Statement), the Sponsor’s identity and ownership of the Subject SPAC Equity Securities and the nature of the Sponsor’s obligations under this Agreement.

17. Certain Events. Sponsor agrees (severally with respect to itself and not jointly) that this Agreement and the obligations hereunder will attach to Sponsor’s Subject SPAC Equity Securities and will be binding upon any Person to which legal or beneficial ownership of such Subject SPAC Equity Securities passes, whether by operation of law or otherwise, including such Sponsor’s heirs, guardians, administrators or successors.

18. Incorporation by Reference. 8.5 (Governing Law), 8.7 (Construction; Interpretation), 8.10 (Severability), 8.11 (Counterparts; Electronic Signatures; Effectiveness), 8.15 (Waiver of Jury Trial), 8.16 (Submission to Jurisdiction) of the Business Combination Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

PHOENIX BIOTECH ACQUISITION CORP.

By:
Name: Chris Ehrlich
Title: Chief Executive Officer

PHOENIX BIOTECH SPONSOR, LLC

By:
Name: Chris Ehrlich
Title: Manager

CERO THERAPEUTICS, INC.

By:
Name:
Title:

Solely for purposes of Section 6 of this Agreement, the following Other SPAC Insiders:

Chris Ehrlich, individually

Daniel Geffken, individually

Brian Atwood, individually

Caroline Loewy, individually

Barbara Kosacz, individually

Douglas Fisher, individually

Kathleen LaPorte, individually